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                                                                     Exhibit 5.1

                     LANGE, SIMPSON, ROBINSON & SOMERVILLE
                       417 NORTH 20TH STREET, SUITE 1700
                           BIRMINGHAM, ALABAMA 35203
                           TELEPHONE: (205) 250-5000
                           FACSIMILE: (205) 250-5034

                                 June 18, 1997


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama  35203


Ladies and Gentlemen:


     We render this opinion as counsel for Regions Financial Corporation, a Delaware corporation ("the Company") in connection with its registration statement on Form S-8 for shares of its common stock to be issued under that certain stock option plan assumed by the Company in the acquisition of First Bankshares, Inc. (the "Assumed Stock Options"). We have considered the terms of the Assumed Stock Options and the pertinent definitive acquisition agreement, and we have examined such other documents and records as we have deemed necessary to examine for the purpose of giving this opinion.

     Based upon the foregoing, it is our opinion that, when shares of common stock of the Company are issued upon exercise of an Assumed Stock Option and upon payment of the consideration therefor, such shares will be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     We consent to the inclusion of this opinion as an exhibit of the registration statement and to the reference to this firm in Part II of the Registration Statement.

                                  Yours truly,


                   /S/ Lange, Simpson, Robinson & Somerville